Code of Conduct & Ethics Policy

Revision	09/08/2023
Approved	09/18/2024

CODE OF CONDUCT AND ETHICS

This Code of Conduct and Ethics Policy (the "Code") will apply to employees and directors of Eagle Financial Services, Inc. and its subsidiaries ("Company").

Public confidence in a financial institution is essential for its survival. Financial institutions will merit this trust if their employees steadfastly adhere to the highest ethical standards and business practices. Customers should feel complete and unquestioned confidence in the Company and its personnel.

All employees are expected to comply with the letter and spirit of the Code, avoiding even the appearance of impropriety.

Employees are required to review the Code annually and complete an acknowledgment. Newly hired employees review the Code at the time of hire.

Questions about the Code or its application to a particular situation should be discussed with the employee's supervisor or Human Resources.

Supervisors are expected to ensure that their immediate staff understands the principles of the Code.

It is the obligation of all employees to report a breach of the Code to Human Resources.

CONFIDENTIAL INFORMATION

All information regarding the Company, customers, employees, shareholders, and suppliers that has not been publicly disclosed is considered confidential and privileged and must be safeguarded at all times. Such information may be used only for legitimate business purposes and should never be revealed to unauthorized persons. The obligation of confidentiality continues even after termination of an employee's relationship with the Company and no confidential or proprietary information is to be removed from the Company by any means or in any format, including electronic.

An employee who in the course of business becomes aware of confidential information which reflects on the market or investment value of stocks or other investments in any business enterprise shall not use this information for personal gain. Neither should confidential information be revealed to fellow employees, except in the execution of their duties, until the information has been publicly disclosed by the business involved.

Confidential information may be communicated from one area of the Company to another only when there is a legitimate business need to know.

INSIDER TRADING

Employees may become aware, during the course of their employment duties, of information about the Company or other companies that is not available to the general public. The use of such non-public or "inside" information

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for securities trading purposes is strictly forbidden, whether by the employee, any of his or her family members, or any other person to whom the employee may have communicated the information. Such trading activity is unethical and illegal and may expose the employee to civil and criminal penalties.

The Company prohibits all directors and employees from entering into any transaction designed to hedge or offset any change in the market value of Company stock (including short sales, puts, calls, swaps or other derivatives, and all other similar transactions. In addition, the Company discourages all employees and prohibits "Section 16 Insiders" and "Covered Persons" (as designated) from holding Company stock in a brokerage margin account.

CONFLICTS OF INTEREST

Employees must avoid any action or interest that conflicts or gives the appearance of a conflict with the Company's interests. A "conflict of interest" exists when an individual's private interests interfere or conflict in any way with the interests of the Company. A conflict may arise if an employee takes actions or has an interest that may make it difficult for him or her to perform their work for the Company on an objective basis. A conflict of interest may also arise if an employee or member of his or her family receives improper benefit as a result of their position with the Company.

Extreme caution should be used by employees to avoid compromising their responsibilities to the Company if they become an employee of, invest in, or accept interests in the Company's customers, suppliers, or their various business activities. Such involvement must be approved by a member of executive management prior to such involvement. Any employee who is inadvertently placed in a position of conflict because of a business or personal relationship with customers, suppliers, business associates, or competitors of the Company should notify a member of executive management.

Existing involvement in outside business interests or employment that may give rise to a potential conflict of interest are to be reported to Human Resources. Officers must obtain prior approval from a member of executive management of such involvement.

Employees shall not engage in outside business-related interests, whether or not compensation is received, when one or more or the following conditions are met:

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The activity involves a conflict of interest with the Company
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The activity involves providing services which the Company itself could perform
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The activity could reasonably injure the Company either by monetary loss or by damage to the good name or reputation of the Company
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The activity requires devotion of time and effort that interferes with the efficiency or availability of the employee in their position with the Company

Employees are encouraged to participate in civic, professional, and business organizations in the community. Supplies, materials and other property belonging to the Company may be used in connection with such outside activities, with prior approval of the employee's supervisor.

Employees are specifically cautioned that their activities related to Internet social media have the potential to reflect on them individually and in their capacity as an employee of Bank of Clarke.

GIFTS AND ENTERTAINMENT

Consistent with the intent of the Bank Bribery Amendments Act of 1985 to proscribe corrupt activity within financial institutions: No employee, director, agent, or attorney of the Company

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1.
Shall solicit anything of value for oneself or for a third party from anyone in return for any business, service, or confidential information of the Company; or
2.
Shall accept anything of value (other than bona fide salary, wages, fees, or other compensation paid in the usual course of business) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated, except in accordance with the Company's employee manual.

The Company recognizes in the ordinary course of business that employees, without risk of corruption, may accept gifts of nominal value from those doing or seeking to do business with the Company, except that a bank employee may not accept a gift of any nature or value from any person in association with a loan application covered under Regulation Z Section 1026.36(d), Prohibited Payments to Loan Originators. Loan applications covered by this prohibition are those for any consumer loan secured by a dwelling.

The most common examples of acceptable nominally valued gifts are business luncheons and holiday gifts from customers. Other examples where employees may accept gifts of nominal value in connection with bank business are described below:

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Meals, refreshments, travel arrangements, accommodations, or entertainment, may be accepted in circumstances that facilitate business discussions or foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party.
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Advertising or promotional material of nominal value may be accepted such as pens, pencils, note pads, key chains, calendars, and similar items.
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Discounts or rebates on merchandise or services may be accepted that do not exceed those available to other customers.
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Civic, charitable, educational, or religious organizational awards of nominal value may be accepted for recognition of service and accomplishment.
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Gifts of nominal value may be accepted relating to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, or holiday.

Employees who are offered or receive a gift with more than a nominal value outside the scope of the policy are required to report all relevant facts of the gift to Human Resources. Executive management may require the individual to return the item or gift if determined to be unreasonable or present a threat to the integrity of the individual or Company. Reporting the acceptance of gifts does not give individuals the right to violate the intent of this law.

POLITICAL ACTIVITIES

Employees are encouraged to take an active interest in the political process and to keep themselves well-informed of political issues and candidates.

To avoid any misinterpretation or endorsement, employees participating in political activities do so as individuals and not as representatives of the Company. Political interests and activities must be pursued on the employee's personal time and must not interfere with their work or that of other employees. Questions about an activity should be reviewed with the employee's supervisor.

Employees are prohibited from making personal political contributions in the name of or on behalf of the Company except for donations made through recognized political action committees approved by the Company. Company policy prohibits direct or indirect political contributions from Company funds.

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LEGAL ADVICE

Customers and others sometime seek advice from employees that may relate to the legal effect of a proposed transaction. The Company recognizes the exclusive authority of attorneys to practice law and to give legal advice. Therefore, employees should be careful in discussions with customers and others to avoid any statement that might be interpreted as legal advice.

FINANCIAL REPORTING CODE OF CONDUCT AND ETHICS POLICY

The Executive Officers and Senior Financial Officers of the Company shall abide by such standards as are reasonably necessary to promote:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
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Full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company; and
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Compliance with applicable governmental rules and regulations.

VIOLATIONS OF THIS POLICY

Violations of this policy will result in disciplinary action, up to and including termination.

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